Registration No. 33-60199

               PRICING SUPPLEMENT NO. C-3 DATED October 10, 1995


                      (To Prospectus Dated July 14, 1995)


                               BOSTON GAS COMPANY
                          MEDIUM-TERM NOTES, SERIES C
                                  (Fixed Rate)

                Due from 9 Months to 30 Years from Date of Issue

                  Interest payable each April 1 and October 1

                                and at Maturity



Principal Amount:  $5,000,000.00        Issue Price (As a Percentage of
                   -------------------   Principal Amount):           100%
                                                                ---------------

Original Issue Date:  October 11, 1995  Interest Rate:               7.10%
                      ----------------                          ---------------

Trade Date:    October 5, 1995          Net Proceeds to Company: $ 4,963,750.00
            -------------------------                            --------------

Maturity Date:   October 15, 2015       Underwriting Discount:   $    36,250.00
               ------------------------                          --------------




     X The Notes cannot be redeemed prior to maturity.

             The Notes may be redeemed, at the option of the Company, prior to maturity.

                       Initial Redemption Date:  __________________________
                       Initial Redemption Price: __________________________%
                       Annual Redemption Price Reduction: _________________%
                              until Redemption Price is 100% of the
                              principal amount

Salomon Brothers has purchased the Notes as principal in this transaction for resale to one or more investors at varying prices related to prevailing market conditions at the time or times of resale as determined by Salomon Brothers.